Exhibit 99.1

Company Contact:

Michelle	Swan
Borland	Software Corporation
408-863-2962
Michelle.swan@borland.com

Borland Appoints Mark Garrett to its Board of Directors

Enterprise software finance veteran to replace retiring Director, William Miller

Cupertino, Calif. — December 20, 2005 — Borland Software Corporation (NASDAQ NM: BORL), the global leader for Software Delivery Optimization, today announced the appointment of Mark Garrett to its Board of Directors. Garrett, a corporate finance and operations management executive with deep experience driving strategic business initiatives for leading enterprise software companies, will replace retiring Borland Director William F. Miller, effective immediately.

“Having worked in senior positions at some of the world’s largest software companies, Mark brings an incredible wealth of knowledge and industry experience to Borland,” said William Hooper, Borland’s Chairman of the Board. “His operational skill, financial sophistication and impressive track record in enterprise software are ideal attributes for our board, and we are confident that he will be a tremendous asset to our management team.”

Mr. Garrett currently serves as senior vice president and chief financial officer of EMC’s Software Group, a capacity he has held since June 2004, his most recent position since EMC’s acquisition of Documentum in December 2003. Prior to EMC’s acquisition of Documentum, Mr. Garrett was the chief financial officer of Documentum.

Mr. Garrett began his career at IBM where he spent twelve years in senior accounting and finance management positions, later joining Cadence Design Systems to eventually assume responsibilities as vice president of finance. He has an MBA from Marist College and an undergraduate degree in both accounting and marketing from Boston University.

Borland also today announced the retirement of William F. Miller from its Board of Directors. Mr. Miller served on the Company’s Board of Directors since 1996 and Chairman of the Board for seven of these ten years. He was appointed to the honorary position of Chairman Emeritus in May 2004 reflecting his many contributions to the Company. Commenting on Mr. Miller’s retirement, Mr. Hooper said, “Bill has been a very dedicated member of our Board over the last ten years and we would like to extend our gratitude and thanks to him for his many years of service and commitment to Borland.”

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

All Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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